AMENDMENT TO

THIRD AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 28th day of August 2025, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Federated Investment Management Company, a Delaware statutory trust (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Third Amended and Restated Investment Sub-Advisory Agreement dated September 7, 2023 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s High Yield Bond Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser desire to amend the Agreement to modify the investment sub-advisory fee payable with respect to the Portfolio as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.

Schedule A to the Agreement shall be modified by deleting the fee schedule applicable to the Portfolio as set forth therein and replacing it with the Portfolio fee schedule set forth on Exhibit A attached to this Amendment, the content of which is hereby incorporated herein by this reference.

2.	Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3.	This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

4.

The parties agree that this Amendment and any documents related hereto may be electronically signed. The parties agree that any electronic signatures appearing on this Amendment and any related documents are the same as handwritten signatures for the purposes of validity, enforceability and admissibility.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

Federated Investment Management Company		Mason Street Advisors, LLC

By:	/s/ John B. Fischer	By:	/s/ Paul A. Mikelson

Name:	John B. Fisher		Name: Paul A. Mikelson

Title:	President & CEO		Title: President

EXHIBIT A

SCHEDULE A

TO

THIRD AMENDED AND RESTATED INVESTMENT

SUB-ADVISORY AGREEMENT BETWEEN

MASON STREET ADVISORS, LLC

AND

FEDERATED INVESTMENT MANAGEMENT COMPANY

As Amended August 28, 2025

Fee Effective: On or about October 1, 2025

Portfolio	Fee

High Yield Bond Portfolio	First $100 Million: 0.35% of average daily net assets
Next $150 Million: 0.25% of average daily net assets
Next $750 Million: 0.15% of average daily net assets
Next $500 Million: 0.125% of average daily net assets
Assets Over $1.5 Billion: 0.10% of average daily net assets